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Alcoa and subsidiaries                                                EXHIBIT 12

                Computation of Ratio of Earnings to Fixed Charges
                     For the six months ended June 30, 2002
                           (in millions, except ratio)

                                                                         2002
                                                                         ----
      Earnings:
        Income before taxes on income                                 $   731
        Minority interests' share of earnings of majority-
           owned subsidiaries without fixed charges                         -
        Equity income                                                     (33)
        Fixed charges                                                     173
        Distributed income of less than 50%-owned persons                  19
        Amortization of capitalized interest                                7
                                                                      -------

           Total earnings                                             $   897
                                                                      -------

      Fixed Charges:
        Interest expense:
           Consolidated                                               $   158
           Proportionate share of 50%-owned persons                         2
                                                                      -------
                                                                          160
                                                                      -------

        Amount representative of the interest factor in rents:
           Consolidated                                                    13
           Proportionate share of 50%-owned persons                         -
                                                                      -------
                                                                           13
                                                                      -------

        Fixed charges added to earnings                                   173
                                                                      -------

        Interest capitalized:
           Consolidated                                                    10
           Proportionate share of 50%-owned persons                         -
                                                                      -------
                                                                           10
                                                                      -------

        Preferred stock dividend requirements of
           majority-owned subsidiaries                                      -
                                                                      -------

           Total fixed charges                                        $   183
                                                                      =======

      Ratio of earnings to fixed charges                                  4.9
                                                                      =======